Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Fourth Quarter 2022 Results

•	Net income for the three months ended December 31, 2022 was $3.45 million compared to $4.20 million for the three months ended December 31, 2021.
•	The Company announced its twelfth share repurchase program during the three months ended December 31, 2022.
•	Our corporate headquarters was relocated because of a more favorable lease.
•	Territorial Bancorp Inc. paid a special dividend of $0.10 per share in the fourth quarter of 2022. The total dividends per share paid in 2022 amount to $1.02 per share.
•	The Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 53rd consecutive quarterly dividend.

Honolulu, Hawaii, January 26, 2023- Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.45 million, or $0.39 per diluted share, for the three months ended December 31, 2022.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on February 23, 2023 to stockholders of record as of February 9, 2023.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “While 2022's, and likely 2023's, interest rate environment makes it challenging, we expect that our strong capital and solid asset quality will sustain us through this cycle.  We have been through many different interest rate cycles over the years and believe that our capital and asset quality positions will continue to be important to our constituencies.  For our shareholders, we are proud to have announced our twelfth repurchase program during the December quarter as well as paying a special dividend.  We will continue to look for areas to enhance shareholder value, such as our recent corporate headquarters move to less expensive space, as we move forward."

Interest Income

Net interest income decreased by $600,000 to $13.27 million for the three months ended December 31, 2022 from $13.87 million for the three months ended December 31, 2021. Total interest income was $16.22 million for the three months ended December 31, 2022 compared to $15.17 million for the three months ended December 31, 2021. The $1.06 million increase in total interest income was primarily due to a $1.20 million increase in interest earned on investment securities. The increase in interest income on investment securities resulted from a $109.64 million increase in the average securities balance together with a 34 basis point increase in the average securities yield. The increase in interest income on investment securities was partially offset by a $312,000 decrease in interest income on loans. The decrease in interest income on loans occurred because of a $7.33 million decrease in the average loan balance which occurred as loan repayments exceeded new loan originations. The decrease in the average loan portfolio balance was augmented by an eight basis point decrease in the average loan yield.

Interest Expense and Provision for Loan Losses

Total interest expense increased by $1.66 million to $2.95 million for the three months ended December 31, 2022 from $1.29 million for the three months ended December 31, 2021. Interest expense on deposits increased by $1.62 million to $2.35 million for the three months ended December 31, 2022 from $724,000 for the three months ended December 31, 2021. The increase in interest expense on deposits was primarily due to a 127 basis point increase in the average cost of certificates of deposit (CD) and a $143.95 million increase in the average CD balance. The increase in the average cost of CDs occurred as interest rates were raised in response to the increase in market interest rates. The increase in the average balance of CDs occurred as customers transferred balances from lower rate savings accounts to higher rate CDs.

The Company established a loan loss provision of $27,000 for the three months ended December 31, 2022 compared to a $140,000 reversal of loan loss provisions for the three months ended December 31, 2021. The reversal of the loan loss provisions during the three months ended December 31, 2021 occurred primarily because of the decreases in the size of the mortgage loan portfolio, Hawaii’s unemployment rate and the amount of loans in the payment deferral program, all of which contributed to the reduction in the allowance for loan losses.

Noninterest Income

Noninterest income was $1.17 million for the three months ended December 31, 2022 compared to $1.28 million for the three months ended December 31, 2021. The decrease in noninterest income was primarily due to a $181,000 decrease in service fees on loans and deposit accounts and a $79,000 decrease in the gain on the sale of loans. The decrease in service fees on loans and deposit accounts occurred because of a decline in the fees earned for referring mortgage loans to other financial institutions and mortgage brokers. The decrease in the gain on sale of loans occurred as fewer mortgage loans were sold. The decreases in service fees on loan and deposit accounts and in the gains on sale of loans were partially offset by a $155,000 increase in other income. The increase in other income included a $62,000 increase in commissions from the sale of annuities and a $133,000 increase in other non-interest income as an increase in the return on assets in the Company’s defined benefit pension plan and a reduction in the interest costs on the benefit obligation reduced the pension cost for the year.

Noninterest Expense

Noninterest expense was $9.90 million for the three months ended December 31, 2022 compared to $9.56 million for the three months ended December 31, 2021. Salaries and employee benefits rose by $226,000 to $5.74 million for the three months ended December 31, 2022 from $5.52 million for the three months ended December 31, 2021. The increase in salaries and employee benefits is due to a reduction in the credit to compensation expense for the cost of closing new mortgage loans. The reduction in the credit to compensation expense occurred as fewer mortgage loans were closed in the three months ended December 31, 2022 compared to the same period last year. Occupancy expenses increased by $153,000 to $1.78 million for the three months ended December 31, 2022 from $1.63 million for the three months ended December 31, 2021, primarily due to moving expenses incurred in relocating the corporate headquarters. The corporate headquarters were relocated because of a more favorable lease.

Income Taxes

Income tax expense for the three months ended December 31, 2022 was $1.08 million with an effective tax rate of 23.91% compared to $1.54 million with an effective tax rate of 26.87% for the three months ended December 31, 2021. The decrease in income tax expense was primarily due to a $1.21 million decrease in income before taxes during the three months ended December 31, 2022 compared to the three months ended December 31, 2021. The decrease in the effective tax rate occurred when the Company adjusted income tax expense in the fourth quarter because of changes in prior year tax estimates.

Balance Sheet

Total assets were $2.17 billion at December 31, 2022 and $2.13 billion at December 31, 2021. Loans receivable, including loans held for sale, decreased by $8.06 million to $1.29 billion at December 31, 2022 from $1.30 billion at December 31, 2021. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Investment securities, including available for sale securities, increased by $102.15 million to $738.59 million at December 31, 2022 from $636.44 million at December 31, 2021. The increase in investment securities occurred as the purchase of new mortgage-backed securities exceeded principal repayments. Cash and cash equivalents decreased by $59.31 million to $40.55 million at December 31, 2022 from $99.86 million at December 31, 2021. Deposits rose by $34.32 million from $1.68 billion at December 31, 2021 to $1.72 billion at December 31, 2022. The decrease in cash and cash equivalents and the proceeds from the increase in deposits were used to purchase investment securities. Total stockholders’ equity increased to $256.55 million at December 31, 2022 from $256.32 million at December 31, 2021. The increase in stockholders’ equity occurred primarily because the Company’s net income and the increase in capital from the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

In 2022, the Company completed its eleventh share repurchase program and also started its twelfth share repurchase program. Through December 31, 2022, the Company has repurchased 4,167,071 shares in all of its share repurchase programs. The shares repurchased represent 34.06% of the total shares issued in its initial public offering. The Company intends to continue to enhance shareholder value through the use of capital to support its dividends, both regular and/or special, as well as its share repurchase program.

Asset Quality

The Company had $559,000 of delinquent mortgage loans 90 days or more past due at December 31, 2022 compared to $244,000 of delinquent mortgage loans 90 days or more past due at December 31, 2021. Non-performing assets totaled $2.30 million at December 31, 2022 compared to $3.28 million at December 31, 2021. The ratio of non-performing assets to total assets was 0.11% at December 31, 2022 and 0.15% at December 31, 2021. The allowance for loan losses at December 31, 2022 was $2.03 million and represented 0.16% of total loans compared to $2.67 million and 0.20% of total loans as of December 31, 2021.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31.		December 31,
	2022	2021	2022	2021
Interest income:
Loans	$11,409	$11,721	$45,318	$48,740
Investment securities	4,458	3,259	16,211	10,729
Other investments	357	185	1,173	832
Total interest income	16,224	15,165	62,702	60,301

Interest expense:
Deposits	2,348	724	4,925	3,975
Advances from the Federal Home Loan Bank	558	522	2,107	2,117
Securities sold under agreements to repurchase	46	47	183	184
Total interest expense	2,952	1,293	7,215	6,276

Net interest income	13,272	13,872	55,487	54,025
Reversal of provisions for loan losses	27	(140)	(576)	(1,592)

Net interest income after reversal of provision for loan losses	13,245	14,012	56,063	55,617

Non-interest income:
Service fees on loan and deposit accounts	324	505	1,416	2,463
Income on bank-owned life insurance	201	209	792	779
Gain on sale of investment securities	—	—	—	1,840
Net gain (loss) on sale of loans	—	79	(3)	663
Other	645	490	2,004	727
Total noninterest income	1,170	1,283	4,209	6,472

Noninterest expense:
Salaries and employee benefits	5,741	5,515	22,259	22,091
Occupancy	1,784	1,631	6,708	6,486
Equipment	1,257	1,210	5,006	4,483
Federal deposit insurance premiums	144	141	573	565
Other general and administrative expenses	961	1,059	4,252	4,661
Total noninterest expense	9,887	9,556	38,798	38,286

Income before income taxes	4,528	5,739	21,474	23,803
Income taxes	1,083	1,542	5,318	6,373
Net income	$3,445	$4,197	$16,156	$17,430

Basic earnings per share	$0.39	$0.46	$1.81	$1.92
Diluted earnings per share	$0.39	$0.46	$1.80	$1.90
Cash dividends paid per common share	$0.33	$0.33	$1.02	$1.02
Basic weighted-average shares outstanding	8,807,548	9,878,365	8,865,946	9,059,204
Diluted weighted-average shares outstanding	8,857,848	9,032,291	8,920,714	9,110,335

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$40,553	$99,859
Investment securities available for sale	20,821	—
Investment securities held to maturity, at amortized cost (fair value of $591,084 and $634,987 at December 31, 2022 and December 31, 2021, respectively).	717,773	636,442
Loans receivable, net	1,294,764	1,302,824
Federal Home Loan Bank stock, at cost	8,197	8,173
Federal Reserve Bank stock, at cost	3,170	3,158
Accrued interest receivable	6,115	5,786
Premises and equipment, net	7,599	4,065
Right-of-use asset, net	14,498	9,982
Bank-owned life insurance	47,783	51,423
Income taxes receivable	612	—
Deferred income tax assets, net	193	1,927
Prepaid expenses and other assets	6,676	6,963
Total assets	$2,168,754	$2,130,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,716,152	$1,681,828
Advances from the Federal Home Loan Bank	141,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	24,180	22,638
Lease liability	15,295	10,744
Income taxes payable	—	1,863
Advance payments by borrowers for taxes and insurance	5,577	6,207
Total liabilities	1,912,204	1,874,280

Stockholders' Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,071,076 and 9,324,060 shares as of December 31, 2022 and December 31, 2021, respectively.	91	93
Additional paid-in capital	51,825	56,951
Unearned ESOP shares	(2,936)	(3,425)
Retained earnings	215,314	208,227
Accumulated other comprehensive loss	(7,744)	(5,524)
Total stockholders’ equity	256,550	256,322
Total liabilities and stockholders’ equity	$2,168,754	$2,130,602

Territorial Bancorp Inc. and Subsidiaries
Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Performance Ratios (annualized):
Return on average assets	0.63%	0.78%
Return on average equity	5.30%	6.58%
Net interest margin on average interest earning assets	2.56%	2.72%
Efficiency ratio (1)	68.46%	63.06%

	At	At
	December	December
	31, 2022	31, 2021
Selected Balance Sheet Data:
Book value per share (2)	$28.28	$27.49
Stockholders' equity to total assets	11.83%	12.03%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$559	$244
Non-performing assets (3)	$2,301	$3,280
Allowance for loan losses	$2,032	$2,669
Non-performing assets to total assets	0.11%	0.15%
Allowance for loan losses to total loans	0.16%	0.20%
Allowance for loan losses to non-performing assets	88.31%	81.37%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income
(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding
(3) Non-performing assets consist of non-accrual loans and real estate owned. Amounts are net of charge-offs